EXHIBIT 99

                                  Press Release


                                               Contact:   William L. Cunningham
                                                          (405) 282-2201


                                                          For Immediate Release
                                                          September 17, 1997



                              Guthrie Savings, Inc.
                                  Cash Dividend

         Guthrie, Oklahoma --September 16, 1997-- William L. Cunningham, President, of Guthrie Savings, Inc. (the "Corporation"), Guthrie, Oklahoma, the holding company of Guthrie Federal Savings Bank (the "Bank"), announced today that the Corporation's Board of Directors has declared a special cash dividend of .50(cent) per share to stockholders of record as of October 1, 1997.

         Mr. Cunningham indicated that the cash dividend is being paid as a result of continued profitability of the Corporation and the Bank, its wholly owned subsidiary. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Bank is a federally chartered stock savings association headquartered in Guthrie, Oklahoma. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). On August 31, 1997, Guthrie Savings, Inc. had total assets and stockholders' equity of $48,661,706 and $7,469,432, respectively.

         The common stock of the Corporation is traded in the over-the-counter market.